                               INVIVO CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 11, 1996

To the Stockholders of
Invivo Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Invivo Corporation ("the Company"), a Delaware corporation, will be held on December 11, 1996 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To amend the Company's 1994 Stock Option Plan to increase by 200,000 the number of shares covered by the Plan.

          3. To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on November 11, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 13, 1996

                               INVIVO CORPORATION

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Invivo Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on December 11, 1996 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588.

VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof has been fixed as November 11, 1996. As of that date, there were outstanding 3,234,993 shares of Common Stock of the Company. Each stockholder will be entitled to one vote for each share of common stock held on all matters to be voted upon. Abstentions are considered as shares present and entitled to vote and therefore will have the same effect as a vote against a matter presented at the meeting. Broker non-votes are considered as shares not entitled to vote with respect to such matters, but are counted toward the establishment of a quorum. Subject to prior revocation, all shares represented at the meeting by properly executed proxies will be voted in accordance with specifications on the proxy. If no specification is made, the shares will be voted in favor of: (i) the election of nominees provided for herein as directors; (ii) the amendment of the Company's 1994 Stock Option Plan to increase by 200,000 the number of shares covered by the Plan; and (iii) the ratification of KPMG Peat Marwick LLP as independent public auditors of the Company.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4900 Hopyard Rd., Suite 210, Pleasanton, California, 94588, a written notice of revocation or duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the enclosed proxy and any additional information furnished to stockholders. Copies of solicitation material will be furnished to stockholders, and to brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid for any such services.

     This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about November 13, 1996.

                                   PROPOSAL 1

                      NOMINATION AND ELECTION OF DIRECTORS

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation or removal. All of the nominees listed below are currently directors of the Company. There are no family relationships among executive officers or directors of the Company, except that Mr. Hawkins, the President, Chief Executive Officer, Secretary and a director, and Mr. Glenn, the Chief Financial Officer, are brothers-in-law.

                     MANAGEMENT RECOMMENDS A VOTE IN FAVOR
                             OF EACH NAMED NOMINEE

     Shares of Common Stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should become unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. The four candidates receiving the highest number of the affirmative votes cast at the Annual Meeting will be elected directors of the Company.

NOMINEES:

     The names, ages and periods of service on the Company's Board of Directors of the nominees, and certain other information about them, is set forth below:

                                                                                       DIRECTOR
                                    NAME                                       AGE      SINCE
-----------------------------------------------------------------------------  ---     --------
James B. Hawkins(1)..........................................................  41        1985
Ernest C. Goggio(2, 3).......................................................  73        1986
Paul Kutler(1, 2)............................................................  53        1987
George S. Sarlo(1, 2, 3).....................................................  58        1991

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Stock Option Committee.

     Mr. Hawkins has been President, Chief Executive Officer and a director of the Company, and its predecessor, since August 1985. He has served as Secretary of the Company since September 1986. Mr. Hawkins has served as a director of Pillar Corporation, a major stockholder of the Company, since August 1987.

     Mr. Goggio has served as Chairman of the Board of Directors of the Company since November 1986. He has been President and Chairman of the Board of Directors of Pillar Corporation since 1966. Pillar Corporation, based in Milwaukee, Wisconsin, manufactures corona treater equipment for the plastics industry and heat induction and melting equipment for the metals industry.

     Dr. Kutler has been a director of the Company since February 1987. From October 1969 to September 1994, Dr. Kutler served as Chief of the Fluid Dynamics Division of NASA Ames Research Center, a governmental aerospace research center. From September 1994 to October 1995, Dr. Kutler was a visiting research scholar at Stanford University under the employ of NASA Headquarters, Washington, D.C. He is currently Director of Consolidated Supercomputing at NASA Ames Research Center.

     Mr. Sarlo has been a director of the Company since January 1991. He has been a general partner of the Walden Group of venture capital funds since 1974. Mr. Sarlo also founded and has served as Chairman of the Board of Directors of Ashfield and Co. Inc., an investment management company, since 1973.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1996 by
(i) each person known by the Company to beneficially own more than 5% of the Company's Common Stock, (ii) each director and nominee to the Board of Directors, (iii) the Chief Executive Officer and each other executive officer of the Company as of June 30, 1996 whose salary and bonus for the year ended June 30, 1996 exceeded $100,000, and (iv) all officers and directors of the Company as a group.

                                                                 AMOUNT OF
                                                                BENEFICIAL            PERCENTAGE OF
                           NAME*                              OWNERSHIP(1)(2)            SHARES
------------------------------------------------------------  ---------------         -------------
Pillar Corporation..........................................       639,986                 19.8%
     330 E. Kilbourn Ave. Suite 710
     Milwaukee, Wisconsin 53202
Ernest C. Goggio............................................       680,986(3)              21.0%
James B. Hawkins............................................       227,166(4)               6.8%
George S. Sarlo.............................................       104,300(5)               3.2%
Paul Kutler.................................................        16,000(6)               0.5%
John F. Glenn...............................................         7,000(7)               0.2%
F. Larry Young..............................................         7,000(8)               0.2%
All executive officers and directors as a group (6               1,042,452(3)(9)           30.2%
  persons)..................................................

---------------
 * The address of each of the directors or executive officers is c/o Invivo Corporation, 4900 Hopyard Rd. Suite 210, Pleasanton, CA 94588

(1) Each of the individuals included in the table has sole voting and investment power over the shares listed, subject to the right of his spouse, if any, under applicable community property laws.

(2) Except as indicated, amounts do not reflect shares reserved for issuance for options granted under the Company's Stock Option Plan or non-qualified stock option agreements.

(3) Includes the shares of Common Stock owned of record by Pillar Corporation, of which Mr. Goggio is the President and majority stockholder and 8000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(4) Includes 122,500 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(5) Includes 58,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(6) Includes 11,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 7,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(8) Includes 7,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(9) Includes 213,500 shares of Common stock issuable upon exercise of stock options exercisable within 60 days.

BOARD AND BOARD COMMITTEE MEETINGS

     During the year ended June 30, 1996, the Board of Directors held four meetings. All of the directors attended all of the Board meetings.

     During the year ended June 30, 1996, the Audit Committee of the Board of Directors held one meeting. Each Committee member attended the meeting. The Audit Committee recommends engagement of the

Company's independent auditors, reviews and approves services performed by such auditors, reviews and evaluates the Company's accounting system and its system of internal controls and performs other related duties delegated to such Committee by the Board.

     During the year ended June 30, 1996, the Compensation Committee held one meeting. Each Committee member attended the meeting. The Compensation Committee determines the overall compensation policy for senior management of the Company, and recommends to the Board of Directors new compensation programs or changes in existing programs which the Committee finds appropriate.

     During the year ended June 30, 1996, the Stock Option Committee held one meeting. Each Committee member attended the meeting. The Committee members are appointed by the Board of Directors and have the authority to administer the Company's Stock Option Plan.

             THE BOARD HAS NOT ESTABLISHED A NOMINATING COMMITTEE.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company as of June 30, 1996 whose total salary and bonus for the fiscal year ended June 30, 1996 exceeded $100,000 for services in all capacities to the Company and its subsidiaries during such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                              ANNUAL COMPENSATION        SECURITIES
                                  FISCAL     ----------------------      UNDERLYING          ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR      SALARY($)     BONUS($)      OPTIONS(#)      COMPENSATION($)(1)
--------------------------------  ------     ---------     --------     ------------     ------------------
James Hawkins...................   1996       220,000       45,000             --               1,500
  President and Chief Executive    1995       210,000       87,000         40,000               1,500
  Officer                          1994       185,000       75,000             --               2,358
John F. Glenn...................   1996       115,000       15,000             --               1,444
  Vice President of Finance/       1995       100,000       30,000         14,000               1,334
  Chief Financial Officer          1994        88,000       30,000             --                 860
F. Larry Young..................   1995       105,000       14,000             --               1,326
  Vice President of Operations     1994        95,000       28,000         10,000               1,263
                                   1993        86,000       28,000             --               1,047

---------------
(1) The amounts shown represent Company contributions to the Company's 401(k) Savings Plan.

STOCK OPTIONS

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended June 30, 1996 and the value of outstanding options held by such executive officers as of June 30, 1996:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                        NUMBER OF
                                                                       SECURITIES            VALUE OF
                                                                       UNDERLYING          UNEXERCISED
                                                                       UNEXERCISED         IN-THE-MONEY
                                                                     OPTIONS/SARS AT     OPTIONS/SARS AT
                                                        VALUE          FY-END (#)           FY-END ($)
                                 SHARES ACQUIRED      REALIZED        EXERCISABLE/         EXERCISABLE/
             NAME                ON EXERCISE(#)          ($)          UNEXERCISABLE      UNEXERCISABLE(1)
-------------------------------  ---------------     -----------     ---------------     ----------------
James Hawkins..................          --                 --        112,500/37,500      850,000/150,000
John F. Glenn..................       7,250             76,313          3,500/12,500       12,250/ 48,750
F. Larry Young.................       1,250             15,000          4,500/ 9,500       20,750/ 38,250

---------------
(1) The value of unexercised options is calculated by multiplying the number of options outstanding by the difference between the option exercise price and the June 30, 1996 closing price of $10.50 per share of the Company's common stock as reported on The Nasdaq National Market.

DIRECTOR COMPENSATION

     Members of the Board of Directors who are not officers of the Company are entitled to receive fees of $600 for, and reimbursement for travel expenses incurred in connection with, each Board of Directors meeting attended.

     Mr. Goggio, Mr. Sarlo and Mr. Kutler each received options to purchase 4,000 shares of the Company's Common Stock in fiscal 1996 pursuant to the automatic grant provisions of the 1994 Stock Option Plan. The options are currently exercisable at an exercise price equal to the fair market value of the Common Stock on the date of grant. Mr. Goggio, Mr. Sarlo, and Mr. Kutler will be entitled to receive additional annual grants of options to purchase 4,000 shares of Common Stock under the 1994 Stock Option Plan on the anniversary date of the annual meeting of stockholders and each year for as long as they serve as independent directors of the Company.

     The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the full extent permitted by law.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Goggio, Mr. Sarlo and Mr. Kutler serve as the Compensation Committee of the Board of Directors. None of the members of the Compensation Committee are an employee of the Company. Mr. Hawkins, the Company's President and CEO, served as a director of Pillar Corporation in fiscal 1996. Mr. Goggio is the President and Chairman of the Board of Pillar Corporation. During fiscal years 1994, 1995 and 1996, the Company provided an automobile and paid annual fees of $48,000, $49,400 and $64,700, respectively, to Mr. Goggio for his efforts in identifying and evaluating acquisition candidates.

           COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORTS

COMPENSATION COMMITTEE

     The Compensation Committee currently consists of Mr. Goggio, Mr. Sarlo and Mr. Kutler. The Compensation Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and the senior executive officers of the Company. In this regard the Compensation Committee works in consultation with the Stock Option Committee, which administers the Company's stock option plans including the authorization of stock option grants. Both members of the Stock Option Committee are members of the Compensation Committee.

     The Compensation Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executive officers. In determining the type and amount of executive officer compensation, the objectives of the Compensation Committee are to provide levels of base compensation and bonuses that will attract and retain talented executive officers and align their interests with the success of the Company. The Company's executive officer compensation program is comprised of base salary, an annual cash bonus, and stock options. Under the supervision of the Compensation Committee and the Board of Directors, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and increase stockholder value.

BASE SALARIES

     The Company's policy is to maintain base salaries competitive with salaries paid to similarly situated executive officers in other middle market companies (i.e. those with sales of $100 million or less) that are believed to be comparable for compensation purposes by the Compensation Committee. Adjustments to base compensation will generally be made based upon competitive market conditions as well as assigned responsibility and performance as measured against successful attainment of specific goals and objectives of the Company and individual employees. The Compensation Committee has not established a particular group or listing of generally comparable companies for this purpose and may evaluate different companies on a year to year basis.

BONUSES

     An integral part of the Company's compensation of senior executive officers has been the annual payment of cash bonuses. The amount of these bonuses is based in part on the review of compensation practices of comparable size companies referred to in the above paragraph. Further, the amount of bonuses in any year are significantly dependent on the Company's operating performance relative to its goals, as well as to other considerations that may be deemed relevant in any given year or instance by the Compensation Committee.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In determining the compensation of Mr. Hawkins, the Compensation Committee evaluated Mr. Hawkins' responsibilities and performance and the overall results of the Company to determine the total compensation paid. Mr. Hawkins' base compensation level was $220,000 for fiscal 1996 representing a slight increase over the fiscal 1995 base compensation. For fiscal 1996, Mr. Hawkins received a bonus of $45,000. This decrease in bonus from fiscal 1995 levels was largely a function of the decline in profitability in fiscal 1996 as compared to fiscal 1995.

     Ernest C. Goggio, Chairman           George Sarlo          Paul Kutler

STOCK OPTION COMMITTEE

     The Stock Option Committee consists of Mr. Goggio and Mr. Sarlo. The Stock Option Committee administers the stock option plans including the grants of stock options.

     The objective of the stock option plan is to align the long-term interests of the Company's officers and employees with those of stockholders by creating a strong link between executive pay and stockholder return. Additionally, because options are subject to forfeiture if the employee leaves the Company prior to their becoming exercisable, options provide an incentive to remain with the Company long term. The Stock Option Committee, after consultation with the Compensation Committee, makes specific awards of options based on an individual's ability to impact Company-wide performance and in light of the total compensation appropriate for the individual's position. No stock options were granted to executive officers in fiscal 1996.

     Ernest C. Goggio, Chairman   George Sarlo

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Stock Market (U.S.) Index and to the NASDAQ Non-Financial Index. Given the large number of the Company's product lines, the Company was unable to identify a peer group of companies based on a common business. The graph assumes that the value of the investment in the Company's common stock and each index was $100 at June 30, 1991 and that all dividends were reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

         AMONG INVIVO CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
                       AND THE NASDAQ NON-FINANCIAL INDEX

      MEASUREMENT PERIOD         INVIVO CORPO-   NASDAQ STOCK     NASDAQ NON-
    (FISCAL YEAR COVERED)           RATION         MARKET-US       FINANCIAL
6/91                                       100             100             100
6/92                                       418             120             115
6/93                                       455             151             143
6/94                                       736             153             140
6/95                                       836             204             192
6/96                                       764             261             244

* $100 invested on 06/30/91 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30.

                                   PROPOSAL 2

                APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

     In October 1994, the Company adopted an Incentive Stock Option Plan (the "Plan"). The options granted under the Plan may be either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Plan is designed to enhance the Company's ability to attract and retain qualified employees, directors and consultants. In addition, the Plan is designed to provide an inducement to selected employees and other persons to advance the interests of the Company by providing or increasing the ownership interest of such persons in the Company. Approximately 265 people are currently eligible to participate in the Plan which includes directors, non-director officers, and employees including officers who are not executive officers. The Plan is interpreted and is administered by the Stock Option Committee (the "Committee") which has the authority to determine the recipients of options under the Plan, the time of grant of the options, and the number of shares covered by the grant and certain other terms and provisions of each option granted. Any rights granted under the Plan must be granted within ten years of the Plan's effective date of October 6, 1994.

     Each person who was a director and not an employee of the Company on the date of adoption of the the Plan received a non-qualified stock option covering 8,000 shares of Common Stock of the Company. Thereafter, each director of the Company who is not an employee of the Company receives a non-qualified stock option covering 4,000 shares of Common Stock of the Company immediately following each annual meeting of stockholders of the Company (provided that a person whose term expires on such day and who is not reelected to the Board of Directors shall not receive such an option). Each such option has an exercise price equal to the fair market value of the Common Stock of the Company on the date of the annual meeting to which it relates. Each of the non-employee nominees for director at this meeting who is elected will receive a non-qualified option covering 4,000 shares.

     Unless the stock option agreement executed by the optionee expressly otherwise provides, (i) an option granted to an officer or other key employee or consultant shall become exercisable on a cumulative basis as to one-quarter of the total number of shares covered thereby on each of the first, second, third, and fourth anniversary dates of the grant of the option, (ii) an option granted to a director who is not an employee of the Company shall become exercisable on a cumulative basis as to one-half of the total number of shares covered thereby on each of the first and second anniversary dates of the date of grant of the option, and (iii) an option shall not be exercisable after the expiration of ten years from the date of grant. Any option granted to an executive officer or director of the Company shall in no event be exercisable until the elapse of six months from the date of its grant.

     The exercise price for incentive stock options granted under the Plan may not be less than 100% of the fair market value of the underlying shares as of the date of grant, provided that if the recipient holds 10% or more of the aggregate voting power of the Company, then the exercise price must not be less than 110% of such fair market value. The exercise price of any non-qualified stock option shall not be less than 85% of the fair market value of the underlying shares on the date of grant. On September 30, 1996, the closing sale price of Invivo's Common Stock as reported on the NASDAQ Stock Market was $10.50 per share. Payment of the exercise price shall be made in cash or in shares of the outstanding Common Stock of the Company which have been held by the optionee for at least six months (or such other period as is specified by the Board of Directors or the Committee) or in a combination of cash and such stock, except that the Board of Directors or the Committee in its sole discretion may authorize payment by any optionee (for all or part of his or her purchase price) by a promissory note or such other form of legal consideration that may be acceptable to the Board of Directors or Committee. Payment may also be made by delivering a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the purchase price, and, if required, the amount of any federal, state, local or foreign withholding taxes.

     The grant of an incentive stock option should have no tax effect on the Company or the optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the optionee on the subsequent sale of such shares is treated as a long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercise price and the value of the stock at the date of exercise and (b) the amount realized on disposition over the purchase price is treated as compensation to the optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the optionee receives ordinary income by reason of the optionee's sale of shares.

     The grant of a non-qualified stock option under the 1994 Option Plan also should have no tax effect on the company or the recipient of the grant. The spread between the exercise price and the market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable to the optionee as ordinary income on the exercise of the option, and the Company has a corresponding deduction.

     Stockholder approval is required to increase the aggregate number of shares of the Company's Common Stock subject to options that may be granted under the Plan. The Plan currently provides for the grant of options to purchase an aggregate of 200,000 shares of the Company's Common Stock. Options to purchase 163,750 shares have been granted and are outstanding under the Plan as of September 30, 1996, of which 76,000 of such options were held by directors and 87,750 by nondirector officers.

     The Company's Board of Directors has approved and submitted to the stockholders of the Company amendments to the Plan to increase by 200,000 shares (to an aggregate of 400,000 shares) the number of shares of the Company's Common Stock subject to options that may be granted under the Plan.

     The amendment to the Plan requires approval by a majority of the outstanding shares of Common Stock of the Company represented at the annual meeting.

                       THE BOARD OF DIRECTORS RECOMMENDS
                      THAT THE STOCKHOLDERS VOTE IN FAVOR
                        OF THESE AMENDMENTS TO THE PLAN

                                   PROPOSAL 3

            RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent public auditors for the year ended June 30, 1997, and has further directed that management submit the selection of independent public auditors for ratification by a majority of the stockholders at the Annual Meeting. KPMG Peat Marwick LLP has audited the Company's financial statements since 1985. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent public auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm.

     Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders. The affirmative vote of the holders of a majority of the votes attributable to outstanding shares present or represented at the Annual Meeting will be required to ratify the selection of KPMG Peat Marwick LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF THE PROPOSAL.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of stockholders must be received by the Company no later than July 19, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. However, if any other matters are properly presented to the Annual Meeting it is the intention of the persons named in the accompanying proxy to vote in respect thereof in accordance with their best judgment.

     The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors

                                          James B. Hawkins
                                          Secretary

November 13, 1996

                               INVIVO CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS


The undersigned hereby appoints Ernest C. Goggio and James B. Hawkins, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the Common Stock, $.0008 par value, of INVIVO CORPORATION, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Invivo Corporation, to be held on December 11, 1996 at 10:00 a.m. at the Company's offices located at 4900 Hopyard Drive, Suite 210, Pleasanton, California, any adjournments thereof, upon the following matters:

1.  To elect directors.
    For ALL Nominees Listed Below  /  /

    For ALL Nominees Except as Crossed Out Below  /  /

INSTRUCTION: To withhold authority for any individual nominee, cross out the nominee's name in the following list:

Ernest C. Goggio, James B. Hawkins, Paul Kutler, George Sarlo

WITHHOLD AUTHORITY -- do not vote for any nominees  /  /

(Continued from other side)

2. To amend the Company's 1994 Stock Option Plan to increase by 200,000 the number of shares covered by the Plan.

                /  /  FOR       /  /  AGAINST      /  /  ABSTAIN

3. To ratify the selection of KPMG Peat Marwick LLP as independent public auditors of the Company.

                /  /  FOR       /  /  AGAINST      /  /  ABSTAIN

4. With discretionary authority on such matters as may properly come before the meeting.

                /  /  FOR       /  /  AGAINST      /  /  ABSTAIN

The shares covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted for all listed nominees for director and for proposals 2, 3 and 4.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

                                   Please date and sign exactly as your name(s) appear on your shares. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                   -----------------------------------------

                                   -----------------------------------------
                                         Signature of Stockholder(s)

                                          Dated                 , 1996
                                               -----------------